UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 2, 2022

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

california	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Pkwy, Suite 1400, Las Vegas, NV 89169
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CPSS	The Nasdaq Stock Market LLC (Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01. The registrant disclaims any implication that the agreements relating to the transactions described in this report are other than agreements entered into in the ordinary course of its business.

Securitization of Receivables

On February 2, 2022, the registrant Consumer Portfolio Services, Inc. ("CPS") and its wholly owned subsidiary CPS Receivables Five LLC ("Subsidiary") entered into a series of agreements under which Subsidiary purchased from CPS, and sold to CPS Auto Receivables Trust 2022-A (the "Trust"), approximately $217.8 million of subprime automotive receivables (the "Initial Receivables"). Subsidiary also committed to purchase and to sell to the Trust, and CPS committed to sell to Subsidiary, an additional $112.2 million of similar automotive receivables (the "Subsequent Receivables” and together with the Initial Receivables, the “Receivables").

Warehouse Credit Facility Renewed

On February 2, 2022, Consumer Portfolio Services, Inc. ("CPS" or the "Company") and its wholly-owned subsidiary Page Nine Funding LLC (the “Borrower”) renewed a revolving credit agreement (the "Credit Agreement") and related agreements, all of which have been in place since November 2015. The agent to act on behalf of the several lenders (“Lenders”) under the Credit Agreement is a subsidiary of Ares Management LLC. Loans under the Credit Agreement are to be secured by automobile receivables that CPS now holds or may purchase in the future from dealers, which receivables CPS would then sell or contribute to the Borrower.

Under the Credit Agreement, and subject to its terms and conditions, the Lenders have agreed to lend from time to time prior to the funding termination date up to a maximum of $100 million to be outstanding at any time. The amount that may be advanced under the Credit Agreement will be up to 88% of the principal amount of eligible pledged receivables. The advance percentage is dependent on characteristics of the pledged receivables, the terms of future term securitizations executed by CPS, and on performance of receivables purchased by CPS within the preceding three years, as to which there can be no assurance. The funding termination date is January 31, 2023, or earlier upon the occurrence of defined funding termination events. The amounts outstanding could become due at an earlier date, if any of certain defined events of default were to occur.

Loans under the Credit Agreement bear interest at a floating rate set as a margin above the secured overnight financing rate. In connection with renewal of the Credit Agreement, CPS has paid a closing fee of $1,000,000.

Ordinary Course

CPS disclaims any implication that the agreements described in this report are other than agreements entered into in the ordinary course of CPS's business.

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Securitization of Receivables

CPS, Subsidiary, the Trust and others on February 2, 2022, entered into a series of agreements that, among other things, created long-term obligations that are material to CPS, Subsidiary and the Trust. Under these agreements (i) CPS sold the Initial Receivables to Subsidiary, and committed to sell the Subsequent Receivables to Subsidiary not later than March 19, 2022, (ii) Subsidiary sold the Initial Receivables to the Trust, and committed to sell the Subsequent Receivables to the Trust, (iii) the Trust deposited the Initial Receivables, and committed to deposit the Subsequent Receivables, with Computershare Trust Company, N.A. ("CTCNA"), as trustee of a grantor trust, receiving in return a certificate of beneficial interest (“CBI”) representing beneficial ownership of the Receivables, (iv) the Trust pledged the CBI to CTCNA as indenture trustee for benefit of the holders of the Notes (as defined below), (v) the Trust issued and sold $316.8 million of asset-backed Notes, in five classes (such Notes collectively, the "Notes"), (vi) a portion of the proceeds from the sale of the Notes was pledged to CTCNA as trustee for benefit of the holders of the Notes, to be used to fund the purchase price of the Subsequent Receivables, and (vii) a cash deposit (the "Reserve Account") in the amount of 1.00% of the aggregate balance of the Initial Receivables was pledged for the benefit of the holders of the Notes. On February 9, 2022, the intended sale of the Subsequent Receivables to the Trust was effected.

Security for the repayment of the Notes consists of the Receivables and the rights to payments relating to the Receivables. The Receivables were purchased by CPS from automobile dealers, and CPS will act as the servicer of the Receivables. Credit enhancement for the Notes consists of over-collateralization and the Reserve Account. CTCNA will act as collateral agent and trustee on behalf of the secured parties, and is the backup servicer.

The Notes are obligations only of the Trust, and not of Subsidiary nor of CPS. Nevertheless, the Notes are properly treated as long-term debt obligations of CPS. The sale and issuance of the Notes, treated as secured financings for accounting and tax purposes, are treated as sales for all other purposes, including legal and bankruptcy purposes. None of the assets of the Trust or Subsidiary are available to pay other creditors of CPS or its affiliates.

The Subsequent Receivables having been sold to the Trust on February 9, 2022, the Trust holds a fixed pool of amortizing assets. The Trust is obligated to pay principal and interest on the Notes on a monthly basis. Interest is payable at fixed rates on the outstanding principal balance of each of the five classes of the Notes, and principal is payable by reference to the aggregate principal balance of the Receivables (adjusted for chargeoffs and prepayments, among other things) and agreed required over-collateralization. The following table sets forth the interest rates and initial principal amounts of the five classes of Notes:

Note Class	Interest Rate	Amount
Class A	0.98%	$ 157,740,000
Class B	1.70%	$ 46,695,000
Class C	2.17%	$ 49,335,000
Class D	2.84%	$ 36,630,000
Class E	4.88%	$ 26,400,000

The 2022-A transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance and overcollateralization of 4.00%. The final enhancement level requires accelerated payment of principal on the Notes to reach overcollateralization of the lesser of 8.40% of the original receivable pool balance (Initial Receivables and Subsequent Receivables, taken together), or 25.80% of the then outstanding pool balance, but in no event less than 2.50% of the original receivable pool balance.

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If an event of default were to occur under the agreements, the Trustee would have the right to accelerate the maturity of the Notes, in which event the cash proceeds of the Receivables that otherwise would be released to Subsidiary would instead be directed entirely toward repayment of the Notes. Events of default include such events as failure to make required payments on the Notes, breaches of warranties, representations or covenants under any of the agreements or specified bankruptcy-related events. In addition, if the Receivables (pledged as security for the Notes) were to experience net loss ratios that are higher than specified levels, the existence of such a "trigger event" would also require that the cash proceeds of the Receivables that otherwise would be released to Subsidiary would instead be directed to payment of principal on the Notes, until specified increased levels of overcollateralization were achieved.

At such time as the aggregate outstanding principal balance of the Receivables is less than 10% of the intended initial aggregate balance of $330.0 million, CPS will have the option to purchase the Trust estate at fair market value, provided that such purchase price is sufficient to cause the Notes to be redeemed and paid in full, and to cause other obligations of the Trust to be met.

Warehouse Credit Facility

CPS first incurred indebtedness under the revolving credit agreement in November 2015. CPS intends to incur indebtedness from time to time as it purchases motor vehicle receivables from dealers. CPS does not undertake to provide updates regarding the amount of indebtedness outstanding from time to time, and no inference should be drawn that such indebtedness has not changed.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Neither financial statements nor pro forma financial information are filed with this report.

One exhibit is included with this report:

99.1	News release re securitzation transaction.
99.2	News release re renewal of credit facility.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: February 9, 2022	By: /s/ MARK CREATURA
Mark Creatura Senior Vice President Sining on behalf of the registrant

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